UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN INTERNATIONAL HOLDINGS CORP.

(Exact name of registrant as specified in charter)

Nevada	88-0225318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11222 Richmond Avenue, Suite 195, Houston, TX	77082
(Address of principal executive offices)	(Zip Code)

American International Holdings Corp. 2019 Employee Stock Option Plan

(Full title of plan)

REGISTERED AGENTS INC.

401 RYLAND ST STE 200-A, Reno, NV 89502

(Name and address of agent for service)

(406) 730-3128

(Telephone number, including area code, of agent for service)

With copies to:

Arden Anderson, Esq.

Austin Legal Group, APC

3990 Old Town Ave., Suite A-101

San Diego, CA 92110

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, par value $0.0001 per share (1)	10,000,000 shares	$1.50	$15,000,000.00	$1,818.00

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under and pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2) For purposes of calculation of the registration fee only, pursuant to Rule 457(c) and (h), the Proposed Maximum Offering Price Per Share is based upon the average of the ask and bid prices for the Registrant’s common stock on the OTCQB tier of the OTC Markets on July 8, 2019. The registration fee is calculated by multiplying the Aggregate Offering Amount by .0001212.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1 Plan Information.*

Item 2 Registrant Information and Employee Plan Annual Information.*

*The information specified in Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the participants covered by this Registration Statement as required by Rule 428(b)(1) without charge, upon written or oral request.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

American International Holdings Corp. (the “Company,” “we,” “us,” and “our”) is allowed to “incorporate by reference” the information we file with the Securities Exchange Commission (“SEC”), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

a.	The Registrant’s Annual Report on Form 10-K for the annual period ended December 31, 2018, filed on July 2, 2019;

b.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2019, filed on July 10, 2019;

c.	The Registrant’s Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on June 7, 2019, July 5, 2019 and July 8, 2019; and

d.	The description of the Registrant’s Common Stock is contained in our Form 10SB12G filed on August 24, 2004 and its amendment filed on September 20, 2004.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

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Item 6. Indemnification of Directors and Officers.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Nevada Revised Statutes and may, if and to the extent authorized by our Board of Directors, so indemnify our officers and any other person whom we have the power to indemnify against liability, reasonable expense or other matter. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Certificate of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 12, 2019.

American International Holdings Corp.

By:	/s/ Jacob Cohen
Jacob Cohen, Principal Executive Officer

By:	/s/ Everett Bassie
Everett Bassie, Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jacob Cohen, with full power of substitution, his or her true and lawful attorney-in-fact to act for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do in person, hereby ratifying and confirming all that said attorneys-in-fact or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

July 12, 2019	/s/ Jacob Cohen
Date	Jacob Cohen, Director, Chief Executive Officer and President

July 12, 2019	/s/ Esteban Alexander
Date	Esteban Alexander, Director, Chief Operating Officer and Treasurer

July 12, 2019	/s/ Alan Hernandez
Date	Alan Hernandez, Director, Chief Marketing Officer and Secretary

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INDEX TO EXHIBITS

Number	Description
4.1	American International Holdings Corp. 2019 Employee Stock Option Plan*
4.2	Sample Stock Option Award and Stock Option Agreement
5.1	Opinion of Austin Legal Group, APC
23.1	Consent of Austin Legal Group, APC (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (contained on page 5 hereto)

* Attached to the Company’s Form 8-K filed on July 8, 2019 and incorporated herein by reference.

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